Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

THIRD AMENDED AND Restated

Memorandum of Agreement

BETWEEN

AIRBUS SAS

AND

SPIRIT AEROSYSTEMS, INC,

SPIRIT AEROSYSTEMS (EUROPE) LIMITED,

SHORT BROTHERS PLC

AND

SPIRIT AEROSYSTEMS NORTH CAROLINA, INC

REFERENCE CT2405277

This Third Amended and Restated Memorandum of Agreement (the “MoA”) is entered into on the date of last signature hereof by the Parties and is effective on the 11th of July 2025 (the “Third A&R MoA Effective Date”), and fully amends, restates and supersedes that certain Memorandum of Agreement, entered into and effective as of the 28th of June 2024 (the “Original MoA Effective Date”), as amended and restated by those certain Amended and Restated Memoranda of Agreement, entered into and effective as of the 6th of October 2024 (the “A&R MoA Effective Date”) and entered into and effective as of the 8th of November 2024 (the “Second A&R MoA Effective Date”).

BETWEEN

AIRBUS S.A.S., a Société par Actions Simplifiée incorporated under the laws of France, registered under the number 383 474 814 RCS Toulouse, with its registered office at 2 Rond Point Emile Dewoitine, 31700 Blagnac, France (“Airbus”), acting as a Purchaser and as an agent for and on behalf of the Purchasers,

(hereinafter referred to as “Airbus”);

represented by Jürgen WESTERMEIER acting in the capacity of Chief Procurement Officer and Olivier CAUQUIL acting in the capacity of Senior Vice President Aerostructures Procurement

AND

SPIRIT AEROSYSTEMS, INC, a company created and existing under the laws of the State of Delaware, USA, with its head office at, 3801 South Oliver, Wichita, KS 67278-0008, USA (“Spirit”);

acting on its own behalf and on behalf of:

SPIRIT AEROSYSTEMS (Europe) Limited, a company created and existing under the laws of England & Wales, registered under the number 5663660, with its registered office at Tower Bridge House, St Katharines Way, London, E1W IAA, United Kingdom together with its main place of business at Glasgow Prestwick International Airport, Prestwick, Ayrshire, Scotland KA9 2RW (“Spirit Europe”);

AND

SHORT BROTHERS PLC, (company registration number NI001062), a company incorporated in Northern Ireland and whose registered office is at the Airport Road, Belfast, Co. Antrim BT3 9DZ, Northern Ireland, United Kingdom (“Short Brothers”);

AND

SPIRIT AEROSYSTEMS NORTH CAROLINA, INC, a company created and existing under the laws of the State of North Carolina, USA, with its head office at, 2600 AeroSystems Blvd., Kinston, NC 28504, USA (“Spirit Kinston”),

(hereinafter together referred to as the “Supplier”);

Airbus and the Supplier are together referred to collectively as “Parties” and individually as a “Party”.

WHEREAS,

(A)  On August 1st, 2008, Airbus entered into a WPA referenced AUK/AFS/A350/WPA/SPIRIT/0108 as amended, incorporating MSA, reference AUKJAFS/A350/MSA/SPIRIT/0107, as amended, for the design, development, manufacture and supply of the wing front spar, fixed leading edge assembly and root end filet fairing for the Airbus A350XWB Aircraft, with Spirit Europe (the “A350 Wing Contract”).

(B)  On May 16th, 2008, Airbus entered into a WPA referenced V020D08011505, as amended, incorporating MSA, reference V020D08011500, as amended, for the design, development, manufacture and supply of the A350 XWB fuselage section 15 for the Airbus A350XWB Aircraft, with Spirit and Spirit Kinston (the “A350 Fuselage Contract”).

(C)  On 9th June 2000, Airbus entered into a contract referenced BAe/AST/MAAJ0001, amended and restated to Issue 2 on the 2 February 2016, as may have been amended from time to time, for the supply of items for the Airbus A318/A319/A320/A321 and A330/A340 aircraft, with Spirit Europe, hereafter referred to as the “Business Agreement”.

(D)  October 31st, 2019, Airbus entered into a WPA referenced E57D19015538, as amended, incorporating MSA, reference X57CT1907753 as amended for the design, development, manufacture and supply of the A321 NEO XLR Inboard Flap for the A321 XLR Aircraft, with Spirit Europe, hereafter referred to as the “A321 NEO XLR Inboard Flap”.

(E)  On January 1st, 2016, Airbus Canada entered into a contract referenced CS0001-GTA, which was amended and restated with legal effect with new contract reference CS0001A-GTA on 20th December 2019, as amended from time to time, with Short Brothers and which defines general terms and conditions that shall apply to the supply and support of the A220 aircraft (the “Short Brothers GTA)”.

(F)  On June 30th, 2016, Airbus Canada entered into a contract referenced CS0001-STA6 (WP 6.21 Mid-Fuselage), as may have been amended from time to time for the supply of the mid fuselage for the Airbus A220 aircraft, with Short PLC, hereafter referred to as the “A220 Mid-Fuselage Contract”.

(G)  On June 25th, 2008, Airbus Canada entered into a contract referenced C8100-MSC, as may have been amended from time to time, for the supply of the pylon for the Airbus A220 Aircraft, with Spirit, hereafter referred to as the “A220 Pylon Contract”.

(H)  On June 30th, 2016, Airbus Canada entered into a contract referenced CS0001-STA5 (WP6.5 Outer wing), as may have been amended from time to time, for the supply of the wing for the Airbus A220 Aircraft, with Short Brothers (the “A220 Wing Contract” and, together with the A220 Mid Fuselage Contract and the A220 Pylon Contract, the “A220 Contracts”).

(I)   Airbus and the Supplier are currently holding discussions with respect to the Divestment;

(J)   The Supplier is currently facing financial pressures across its business and Airbus has agreed to provide certain financial support to the Supplier until the Closing (as defined below), in order to enable the Supplier to carry out actions necessary to stabilise its production for the Airbus Programmes;

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.	SCOPE

The purpose of this MoA is to define the terms and conditions under which the Parties agree on Airbus, directly or through its affiliates, providing certain assistance to the Supplier in respect of the Contracts. The purpose thereof is for the Supplier to carry out the relevant Airbus production schedules contemplated under the Contracts on time and at quality standard.

2.	DEFINITIONS AND INTERPRETATION

Except as expressly stated in this MoA, capitalised terms used in this MoA and the recitals shall be deemed to have the same meaning as in the Contracts and the interpretation provisions of the Contracts shall apply to this MoA and in addition:

“Contracts” means, individually or together, as the context requires, the A350 Wing Contract, the A350 Fuselage Contract, the Business Agreement, the A321 NEO XLR Inboard Flap, the Shorts Brothers GTA, the A220 Mid-Fuselage Contract, the A220 Pylon Contract and the A220 Wing Contract.

“Divestment” means the transaction contemplated by the Parties hereto relating to the acquisition by Airbus of the Supplier’s and its affiliates’ businesses and operations related to the Airbus programmes as contemplated in that certain Stock and Asset Purchase Agreement among the Parties, dated as of April 27, 2025 (the “Airbus Programmes”).

“Financial Support” means, together, the Support Package, the Additional Support Package, the NRC Payment, the Scheduled Freighter NRC Payment, the Lines of Credit and the FX Payment.

3.	FINANCIAL SUPPORT TO BE PROVIDED TO THE SUPPLIER

3.1.	In consideration of the Divestment and the Supplier’s financial situation, Airbus, directly or through its affiliates, hereby agrees to make available financial support, as set forth hereunder:

A) an amount of twenty-nine million US Dollars (US$ 29,000,000) was paid to the Supplier within 3 days of the Original MOA Effective Date, in immediately available funds (the “First Support”); and

B) an amount of twenty-nine million US Dollars (US$ 29,000,000) was paid to the Supplier on or before August 1st, 2024, in immediately available funds (the “Second Support”).

C) an amount of up to ninety-four million US Dollars (US$ 94,000,000) shall be paid to the Supplier under conditions defined below (the “Third Support”).

The above First Support, Second Support and Third Support represent a total of one hundred and fifty-two Million US Dollars (US$ 152,000,000) and shall constitute the “Support Package”, which the Supplier commits to use solely with respect to items detailed in Schedule 1 hereto. The Supplier shall provide cost and spend documentation with respect to the utilisation of the Support Package to Airbus’ reasonable satisfaction.

The Third Support (with respect to which a first summary of actions is incorporated by reference in Schedule 1, Tables 2 and 3, and shall be amended to include further activities as mutually agreed to by the Parties in writing) will be granted by Airbus to the Supplier, and may be used, subject to the following conditions:

-	The Supplier shall provide Airbus on a weekly basis with the details (nature, cost, PO number once created, timing of the good receipt etc.) of the activities to be funded by the Third Support;
-	Once the need for the activity is validated by Airbus, Airbus will issue a dedicated purchase order to cover such activity;
-	The Supplier shall issue its internal PO for the activity and share the details and timeframe with Airbus;
-	Airbus will validate the payment (with immediate payment terms, in immediately available funds) of the activity only once the above step has been performed. For the avoidance of doubt such funds must be received in Supplier’s account prior to Supplier issuing any PO to any third party;
-	If any cash amount disbursed to Spirit as per the above has not yet been expended by Spirit at the time the Divestment is completed, any remaining amount shall be transferred to Airbus as part of the Divestment.

3.2.	The A350 S15 Non-Recurring Costs (NRC) were originally meant to be amortised over the first 800 shipsets of the A350 Fuselage Contract. The Parties hereby agree to an accelerated payment of the A350 S15 NRCs remaining to be paid in 2025 and 2026, as detailed in Schedule 2 hereto, for a total amount of twenty-one million eight hundred and twenty-six thousand six hundred and forty-nine US Dollars (US$ 21,826,649) (the “NRC Payment”). Airbus shall pay the NRC Payment to the Supplier within three (3) business days of the Original MoA Effective Date, in immediately available funds.

3.3.	Airbus agrees that from and after the Second A&R MoA Effective Date and until 30th September 2025 or the Closing, whichever occurs first, , ~~the Closing (as defined below~~) payments related to the A220 Wing Contract (including any invoices outstanding as of the Second A&R MoA Effective Date that are issued under the A220 Wing Contract) shall be made from Airbus to the Supplier within 15 days of goods receipt at Airbus or, if later, within five (5) business days or as soon as reasonably practicable thereafter, after the Second A&R MoA Effective Date with respect to invoices outstanding as of the Second A&R MoA Effective Date. The A220 Wing Contract payment terms shall become effective again from 30th September 2025 or the Closing, whichever occurs first, ~~Closing~~ unless an extension of reduced payment terms is mutually agreed by the Parties.

4.	CREDIT LINE AND EXCHANGE PAYMENT

4.1.1.	In consideration of the Divestments, Airbus, directly or through its affiliates, shall provide to the Supplier (i) a non-interest-bearing line of credit in the amount of $107,000,000 (One Hundred Seven Million US Dollars) (the “$107 mm Line of Credit”), (ii) up to $12,000,000 (the “Additional Line of Credit”, and (iii) up to $8,000,000 (the “Second Additional Line of Credit”) (collectively with the $107 mm Line of Credit,the Additional Line of Credit and the Second Additional Line of Credit, the “Lines of Credit”), to be used on items such as those listed in Schedule 3.

The $107 mm Line of Credit shall be made available based on the Supplier’s cash needs related to supporting Airbus or its affiliates’ statements of work, with reasonable prior reporting and disclosure requirements as mutually agreed by the Parties, in accordance with Article 5.3.

The $107 mm Line of Credit shall be used as advance payments in connection with production for the Airbus Programmes, and the continued delivery of certain products to Airbus by Supplier, as follows:

A) An initial amount of fifty million US Dollars (US$ 50,000,000) from the $107 mm Line of Credit has already been paid to Supplier prior to the Second A&R MoA Effective Date;

B) Seven Million US Dollars (US$7,000,000) shall be exclusively used by the Supplier to make a cash advance to its supplier [****] in order to secure the delivery of the A320 and A350 Track Cans, promptly upon request by Supplier (the “[****] Drawdown”). Supplier shall, within one business day following receipt, transfer the [****] Drawdown to [****] and ensure that Supplier receives in return customary, written, repayment obligations from [****] (whether such payment is made to [****] under the form of a loan, cash advance or similar instrument);

C) A subsequent amount of twenty Million US Dollars (US$20,000,000) shall be paid to Supplier upon co-signed mutual agreement by the Parties to certain enumerated actions to be performed by Supplier (with such actions to be agreed within 7 days of the Second A&R MoA Effective Date and a summary thereof to be incorporated by reference in Schedule 3 Table 1); and

D) A final amount of thirty Million US Dollars (US$30,000,000) shall be subject to (i) the Supplier’s performance of the actions referenced in C) above, as demonstrated to Airbus’ reasonable satisfaction, (ii) co-signed mutual agreement by the Parties to certain enumerated actions to be performed by Supplier (a summary thereof to be incorporated by reference in Schedule 3 Table 2) by no later than 7 days of the Second A&R MoA Effective Date, (iii) the Supplier’s performance of all such actions and (iv)  the provision to Airbus of the necessary evidence to enable reasonable verification by Airbus of the actions performed.

The Supplier hereby acknowledges and agrees that the funding provided by the Lines of Credit is currently expected to enable the Supplier to secure the proper execution of all of the Contracts up to at least the end of July 2025. Unless otherwise agreed by the Parties in an amendment to this Agreement, no other cash advance will be required for the execution of the Contracts until the end 2024.

Airbus deposited with Spirit Kinston the Additional Line of Credit promptly following request thereof by Spirit Kinston in October 2024. Spirit Kinston has provided, to Airbus’ reasonable satisfaction, documentation that substantiates the necessity for the Additional Line of Credit.

The aggregate amount drawn by the Supplier under the Lines of Credit shall, subject to Article 4.1.2, be repaid to Airbus and/or its affiliates on April 1, 2026, absent mutual agreement by the Parties to extend beyond such date.

Airbus deposited with the Supplier the Second Additional Line of Credit promptly following request thereof by the Supplier in January 2025. The Supplier has provided, to Airbus’ reasonable satisfaction, documentation that substantiates the necessity for the Second Additional Line of Credit.

4.1.2.	The Lines of Credit shall be treated as follows as of the date that the Divestment is consummated (the “Closing”):

A) The Second Additional Line of Credit, the Additional Line of Credit and the $107mm Line of Credit, including any amounts drawn under the Second Additional Line of Credit, the Additional Line of Credit and the $107mm Line of Credit, shall be directly or indirectly assumed by Airbus, or one of its affiliates, at Closing; and

B) The Second Additional Line of Credit, the Additional Line of Credit and the $107mm Line of Credit, including any amounts drawn under the Second Additional Line of Credit, the Additional Line of Credit and the $107mm Line of Credit, shall be excluded from the debt adjustment in the purchase price calculation in the Divestment agreement and shall not otherwise affect the purchase price calculation in the Divestment agreement. However, if any amount granted under a line of credit serving as collateral for a financial instrument, such as a letter of credit, credit insurance or guarantee, is released by the counterparty prior to the Closing, such amount shall be repaid to Airbus promptly upon receipt thereof by the Supplier. Any remaining collateral receivables shall be treated as a transferred asset of the Airbus perimeter in the frame of the Divestment agreement

C) Whilst included in the $107mm Line of Credit and treated accordingly between Airbus and the Supplier, the Supplier shall ensure the receivable against [****] is transferred directly or indirectly to Airbus, or one of its affiliates, at Closing in connection with the Divestment, whether as a transferred asset or otherwise.

4.2	The foreign exchange component of the amounts owed under the Business Agreement, Bill of Material reconciliation process between the Parties, originally due for payment in December 2024 and currently estimated to be approximately twenty-five Million US Dollars (US$25,000,000), as set out in Schedule 2, has been paid by Airbus to Supplier, with such amount to be fully reconciled and adjusted before the end of June 2025. Any excess payment amount shall be repaid by the Supplier to Airbus and any shortfall payment amount shall be paid by Airbus to the Supplier.

5.	SUPPLIER OBLIGATIONS AND CONDITIONS OF USE OF THE SUPPORT PACKAGE

5.1.	In consideration of the provision by Airbus, directly or through its affiliates, of the Financial Support, Spirit hereby represents that it shall maintain a production rate that supports Airbus' and its affiliates contractual production demands in accordance with the terms of the Contracts.

5.2.	The Supplier hereby represents that it will use the Financial Support solely and exclusively in relation to the Airbus Programmes.

5.3.	With respect to the $107 mm Line of Credit, in addition to the items set forth in Schedule 3, the Supplier shall provide to Airbus promptly after the Second A&R MoA Effective Date, a forecast of its anticipated expenditure over the following six (6) months that would qualify for use of the Line of Credit. Thereafter, the Supplier shall provide prior notice and justification of any required drawdown of the $107 mm Line of Credit for Airbus’ review. The Supplier shall further provide to Airbus reasonable evidence confirming the use of the $107 mm Line of Credit for the requested reason. The Parties shall review and reconcile on a weekly basis the status of the $107 mm Line of Credit and the items for which it has been used.

Without prejudice to Article 5.6 hereof, Airbus, directly or through its affiliates, reserves the right to instruct the Supplier to use the $107 mm Line of Credit as they reasonably believe is necessary to limit risks to its aircraft programmes.

5.4.	The Supplier further hereby warrants and represents that:

(i) any all assets purchased with the Financial Support, including without limitation any assets that qualify as Capex under the Contracts, shall be in scope of the Divestment perimeter at the time of execution of such Divestment;

(ii) any purchase orders and contracts procured pursuant to the use of the Financial Support (other than in respect of the Additional Line of Credit) can be novated to a third party free of charge; if this is not secured, the Supplier shall bear all costs associated with the assignment or transfer of these purchase orders and contracts to Airbus and/or its affiliates upon finalisation of the Divestment;

(iii) Airbus and/or its affiliates shall receive upon finalisation of the Divestment the benefit of all work performed, including but not limited to Design to Cost engineering work started but not yet finished, that is within the Transaction Perimeter (as defined in the Divestiture Term Sheet) in accordance with and pursuant to the terms of the Divestiture Term Sheet.

5.5.	The Financial Support is provided by Airbus, directly or through its affiliates, with a view to stabilising the Supplier’s production for Airbus Programmes. In consideration of the Financial Support, the Supplier agrees that, from the Original MoA Effective Date, any actions or claims will be managed through the normal ways of working, as defined in the Contracts, so as to minimise disruptions and focus on protecting manufacturing. For the sake of clarity, as per the Contracts, during any period during which the Parties are in discussions or dispute with respect to any payment, the Supplier is in no way relieved of its obligation to perform under the Contracts and any suspension or delay of performance during any such period that is not permitted under the Contracts shall constitute a Supplier default under the Contracts.

5.6.	Nothing in this Agreement shall operate to relieve, or otherwise delay, the Supplier from any performance of the Contracts and for any obligations it may have towards any third party in respect of any and all of the matters, orders and commitments mentioned in this Agreement and nothing in this Agreement shall be deemed to impose any obligation of any nature whatsoever on Airbus or its affiliates with respect thereto.

In addition, nothing in this Agreement shall be construed as a transfer of cost or liability to Airbus or its affiliates in respect of any purchase carried out, in whole or in part, with any part of the Financial Support.

5.7.	Any cash amount disbursed to Spirit under the Third Support Package but not yet expensed (paid) by Spirit at the time the Divestment is completed shall be transferred to Airbus as part of the Divestment.

6.	[RESERVED]

7.	PRECEDENCE

If there is an inconsistency between any of the provisions of this MoA and the Contracts, the provisions of this MoA shall prevail in preference to the Contracts. In case of conflict between the body of this MOA and its schedules, the body of this MOA shall prevail.

All the terms and conditions of the Contracts not specifically amended hereunder shall remain in full force and effect.

8.	EFFECTIVE DATE AND DURATION

This MoA shall enter into force on the Third A&R MoA Effective Date and, unless otherwise agreed upon in writing by the Parties through a subsequent amendment to the related Contracts and/or this MoA, shall remain in full force and effect until (i) the expiry or termination of the Contracts or (ii) the Closing, whichever occurs first.

9.	APPLICABLE LAW AND SETTLEMENT OF DISPUTES

This MoA shall be governed by and construed and shall take effect in accordance with the governing law of the Contract that it amends, except if the dispute, controversy or claim (a “Dispute”) is related to the validity, construction or interpretation of the MoA itself in which case English law shall apply.

In the event of a Dispute, arising out of or in connection with this Agreement and if the Parties fail to amicably resolve the Dispute within a two (2) month period, such dispute shall be finally determined and settled by arbitration under the Arbitration Rules of the London Court of International Arbitration (LCIA) (the “Rules”).

The arbitral tribunal shall consist of three (3) arbitrators. The claimant(s), irrespective of number, shall nominate jointly one (1) arbitrator; the respondent(s), irrespective of number, shall nominate jointly the second arbitrator, and a third arbitrator (who shall act as Chairman) shall be appointed by the arbitrators nominated by the claimant(s) and respondent(s) or, in the absence of agreement on the third arbitrator within ten (10) days of the appointment of the second arbitrator, by the LCIA Court (as defined in the Rules).

The seat of the Arbitration shall be the seat as defined in each Contract.

The language of the arbitration shall be English.

The existence and content of the arbitral proceedings, any ruling or award as well as all materials submitted by another Party in the arbitral proceedings not already in the public domain shall be kept confidential except: (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority; or (ii) with the written consent of all Parties.

10.	COMMUNICATIONS

Any communication to be made or delivered under or in connection with this MoA (including any notices, waivers, consents or other documents) shall be made or delivered in English and in writing and, unless otherwise stated, may be delivered by email or letter.

a.	The email address and address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication to be made or delivered under or in connection with this MoA is:

i.in relation to Airbus:

Address: Airbus Operations SAS

M6727

316 Route de Bayonne

31060 TOULOUSE, Cedex 09

France

Email: [****]

Attention: Anastasiya Batsiunia, S15 Lead buyer

ii.in relation to Spirit Europe:

Address: Tower Bridge House,

St Katharine’s Way

London

E1W 1AA

Email: [****]

Attention: David Stewart Senior Contracts Director

iii.in relation to Spirit:

Address: 3801 South Oliver Street

Wichita, Kansas

United States of America

Email: [****]

Attention: David Myers

iv.In relation to Short Brothers

Address: Airport Road

Belfast

Co. Down

Northern Ireland

BT3 9DZ

Email: [****]

Attention: Colin Thompson

b.	Any substitute email address, or address or department or officer as a Party may notify the other Parties by not less than five (5) Business Days' notice.

c.	Any communication made or delivered by one Party to another under or in connection with this MoA will only be effective:

i. if by email, when received;

ii. if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under paragraph (b) above if addressed to that department or officer.

d.	Any communication to be made or delivered to Airbus or its affiliates will be effective only when actually received by Airbus or its affiliates and then only if it is expressly marked for the attention of the department or officer specified as part of its address details provided under paragraph (b) above.

e.	Any communication which becomes effective, in accordance with paragraphs (d) to (f) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following business day.

11.	CONFIDENTIALITY

The existence and contents and any information in connection with this MoA remain strictly confidential in accordance with the terms of the Contracts.

12.	ENTIRE AGREEMENT

The terms and provisions contained in this MoA, as the same may be amended in writing by the Parties from time to time, constitute the entire understanding and agreement between the Parties in respect of the subject matter hereof and supersede and cancel all previous representations, agreements, understandings and communications between the Parties with respect to the subject matter hereof. No Party places any reliance upon any such representations, agreements, understandings, nor communications, except to the extent expressly incorporated in this MoA.

13.	PARTIAL INVALIDITY

If, at any time, any provision of this MoA is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

14.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of Airbus or its affiliates, any remedy or other right under this MoA shall operate as a waiver of that remedy or other right. No single or partial exercise of any remedy or other right shall prevent any further or other exercise or the exercise of any other right. The remedies and other rights provided in this MoA are cumulative and not exclusive of any remedies and other rights provided by law.

15.	AMENDMENTS

Any term of this MoA (including the schedules hereto) may be amended or waived only with the written consent of all Parties and any such amendment or waiver will be binding on all Parties.

IN WITNESS WHEREOF, the duly appointed representatives of the Parties have agreed to execute this MoA in two (2) original copies, each Party retaining one (1) of these copies for their records.

For Spirit AeroSystems, Inc.

By:	/s/ Irene M. Esteves

Name: Irene Esteves

Title: EVP and CFO

Date: 11th of July 2025

For Airbus S.A.S.

By:	/s/ Jürgen Westermeier

Name: Jürgen WESTERMEIER

Title: Chief Procurement Officer

Date: 11th of July 2025

By:	/s/ Olivier Cauquil

Name: Olivier CAUQUIL

Title: Senior Vice President Aerostructures Procurement

Date: 11th of July 2025